Exhibit 99.1

IMMEDIATE RELEASE
October 27, 2010

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2010 was $173,000, or $0.17 per basic and diluted share, compared to $139,000 or $0.12 per basic and diluted share for the same period in 2009. Net income for the nine months ended September 30, 2010 was $465,000, or $0.44 per basic and diluted share compared to $338,000 or $0.29 per basic and diluted share for the same period in 2009.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report an increase of 24.5% and 37.6%, respectively, in earnings for both the quarter and nine months ended September 30, 2010, compared to the 2009 periods.  We also experienced significant growth over the first nine months of 2010 as our total assets increased by more than $8.0 million.  Additionally, our net interest margin experienced substantial improvement as the cost of funds continues to decline.  We have achieved positive asset sensitivity in the balance sheet which indicates that as our liabilities reprice, our assets will react positively.”

Mr. Strong added, “The negative impact of high unemployment in our market area continued as our non performing loans increased to 3.35% of net loans at the end of this quarter.  Although manageable, we have acquired additional Bank-owned properties that we are actively improving, leasing or marketing for sale.”

Mr. Strong continued, “Initially, as we moved though the earlier stages of the recession we had maintained a “back to basics” policy toward operational issues which we applied toward prudent growth.  This year we have focused on a “back to growth” theme as our asset and income statements show.  However, realizing that loan growth remains an elusive target until the economy supports both personnel and business expansion, we will seek alternate sources of growth that are compatible with our business model and will continue to invest in the infrastructure of our subsidiary companies as these companies show great growth potential.  As always, our current and continued focus remains on long term profitability and payment of dividends supported by an active stock repurchase program.  This focus continues to reflect the Company’s strong commitment to shareholder value.”

Net income amounted to $173,000 for the three months ended September 30, 2010, an increase of $34,000, or 24.5%, compared to net income of $139,000 for the same period in 2009. The increase in net income on a comparative quarterly basis was primarily the result of a $180,000 increase in net interest income, a $25,000 increase in non-interest income, and a $15,000 decrease in the provision for loan losses, offset by a $163,000 increase in non-interest expense and a $23,000 increase in the provision for income taxes.

The $180,000, or 24.1% increase in net interest income for the three months ended September 30, 2010 over the comparable period in 2009 was driven by an $119,000, or 19.4% decrease in interest expense and a $61,000, or 4.5% increase in interest income. The $119,000 decrease in interest expense was primarily attributable to an 82 basis point decrease in the overall cost of interest-bearing liabilities to 2.35% for the three months ended September 30, 2010 from 3.17% for the three months ended September 30, 2009, which had the effect of decreasing interest expense by $174,000.  This decrease in interest expense due to rate was offset by a $6.8 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $55,000.  The $61,000 increase in interest income was primarily attributable to a $5.8 million increase in interest-earning assets, which accounted for $51,000 of the increase while a 45 basis point increase in the yield on short-term investments and investment securities was primarily responsible for the remaining $10,000 of the increase.  The average interest rate spread increased from 2.82% for the three months ended September 30, 2009, to 3.53% for the same period in 2010, while the net interest margin increased from 3.29% for the three months ended September 30, 2009, to 3.53% for the same period in 2010.

The $25,000, or 39.1% increase in non-interest income for the three months ended September 30, 2010 over the comparable period in 2009 was primarily attributable to the increase in fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.

The $163,000, or 30.2% increase in non-interest expense for the three months ended September 30, 2010 compared to the same period in 2009 was primarily attributable to an $82,000 increase in salaries and employee benefits expense, a $48,000 increase in other real estate owned expense, a $26,000 increase in professional fees, a $12,000 increase in advertising expense, an $8,000 increase in occupancy and equipment expense and a $9,000 increase in other expenses.  Offsetting these increases was a $12,000 decrease in directors’ fees and a $10,000 decrease in FDIC deposit insurance assessment.  The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily due to increased staff as the Company expanded its operations, including the new subsidiaries and the opening of a branch banking office in Allentown, Pennsylvania in February of 2010.

The $23,000, or 25.8% increase in the provision for income taxes for the three months ended September 30, 2010 over the three month period ended September 30, 2009 was due primarily to the increase in pre-tax income.

For the nine months ended September 30, 2010, net income amounted to $465,000 compared to $338,000 for the nine months ended September 30, 2009.  The $127,000, or 37.6% increase in net income was primarily the result of a $392,000 increase in net interest income, a $128,000 increase in non-interest income and a $43,000 decrease in the provision for loan losses, offset by a $353,000 increase in non-interest expense and an $83,000 increase in the provision for income taxes.

The $392,000, or 17.9% increase in net interest income for the nine months ended September 30, 2010 over the comparable period in 2009 was driven by a $419,000, or 22.2% decrease in interest expense, offset by a $27,000, or 0.7% decrease in interest income. The $419,000 decrease in interest expense was primarily attributable to a 95 basis point decrease in the overall cost of interest-bearing liabilities to 2.43% for the nine months ended September 30, 2010 from 3.38% for the nine months ended September 30, 2009 which had the effect of decreasing interest expense by $563,000.  This decrease in interest expense due to rate was offset by a $6.1 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $144,000.  The $27,000 decrease in interest income resulted primarily from a 34 basis point decrease in the yield on interest-earning assets to 5.79% for the nine months ended September 30, 2010 from 6.13% for the nine months ended September 30, 2009, which had the effect of decreasing interest income by $131,000.  Contributing to the decrease in yield for the nine months ended September 30, 2010 was the reversal of $67,000 of accrued interest income on loans placed on non-accrual status during the period.  This decrease in interest income due to yield was offset by a $4.6 million increase in average interest-earning assets, which had the effect of increasing interest income by $104,000.  The average interest rate spread increased from 2.75% for the nine months ended September 30, 2009, to 3.36% for the same period in 2010 while the net interest margin increased from 3.30% for the nine months ended September 30, 2009, to 3.70% for the same period in 2010.

Non-interest income increased $128,000, or 118.5% for the nine months ended September 30, 2010 over the comparable period in 2009.  As was the case for the three month period ending September 30, 2010, the increase was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.

The $353,000, or 21.8% increase in non-interest expense for the nine months ended September 30, 2010 compared to the same period in 2009 was primarily attributable to a $268,000 increase in salaries and employee benefits expense, a $52,000 increase in occupancy and equipment expense, a $51,000 increase in other expenses, a $35,000 increase in advertising expense, a $4,000 increase in professional fees and a $1,000 increase in other real estate owned expense.  Offsetting these increases was a $41,000 decrease in other real estate owned expense and a $17,000 decrease in FDIC deposit insurance assessment.   As was the case for the three month period ending September 30, 2010, the increase in salaries and employee benefits expense for the nine months ended September 30, 2010 over the same period in 2009 was primarily due to increased staff as the Company expanded its operations, including the new subsidiaries and branch banking office which opened in February of 2010.

The $83,000, or 37.7% increase in the provision for income taxes for the nine months ended September 30, 2010 over the nine month period ended September 30, 2009 was due primarily to the increase in pre-tax income.

The Company’s total assets at September 30, 2010 were $102.2 million, an increase of $8.3 million, or 8.8%, from $93.9 million at December 31, 2009.  This increase was primarily due to growth in investment in interest-earning time deposits of $3.6 million, investment securities available for sale of $2.3 million, loans receivable, net of the allowance for loan losses, of $2.0 million, cash and cash equivalents of $1.6 million, and other real estate owned of $285,000.  Offsetting these increases were principal payments from mortgage-backed securities held to maturity of $1.5 million.  Asset growth for the nine months ended September 30, 2010 was funded by a $10.9 million increase in deposits.

Total interest-bearing deposits increased $10.9 million, or 16.0%, to $79.1 million at September 30, 2010 from $68.3 million at December 31, 2009.  This increase was attributable to increases of $10.8 million in certificates of deposit and $258,000 in statement savings accounts, offset by decreases of $108,000 in eSavings accounts and $86,000 in passbook savings accounts.  The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors seeking the safety of insured bank deposits.

Total stockholders’ equity decreased $1.2 million to $16.2 million at September 30, 2010 from $17.4 million at December 31, 2009.  Contributing to the decrease was the purchase of 187,376 shares of the Company’s stock in the open-market as part of the Company’s stock repurchase programs, as well as other private repurchases, for an aggregate purchase price of $1.7 million, and dividends paid of $103,000.  These decreases were offset by $465,000 of net income for the nine months ended September 30, 2010, $88,000 amortization of stock awards and options under our stock compensation plans, $50,000 related to common stock earned by participants in the employee stock ownership plan, and $19,000 of accumulated other comprehensive income.

Non-performing loans amounted to $2.5 million, or 3.35% of net loans receivable at September 30, 2010, consisting of nineteen loans, thirteen of which are on non-accrual status and six of which are 90 days or more past due and accruing interest.  This compares to eleven non-performing loans totaling $925,000, or 1.27% of net loans receivable at December 31, 2009.  The non-performing loans at September 30, 2010 include eleven one-to-four family non-owner occupied residential loans, four one-to-four family owner occupied residential loans, three home equity loans, and one commercial real estate loan, and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended September 30, 2010, three loans were placed on non-accrual status resulting in the reversal of $9,000 of previously accrued interest income.  Also during the quarter, six loans were placed back on accrual status resulting in the receipt of approximately $9,000 of previously reversed and past due interest, and one loan previously on non-accrual status was transferred to other real estate owned.  Not included in non-performing loans are performing troubled debt restructurings which totaled $435,000 at September 30, 2010 compared to $1.5 million at December 31, 2009.  The allowance for loan losses as a percent of total loans receivable was 1.22% at September 30, 2010 and 1.14% at December 31, 2009.

Other real estate owned amounted to $1.2 million at September 30, 2010, consisting of four properties, none of which had a carrying value of more than $373,000.  This compares to three properties totaling $913,000 at December 31, 2009.  Non-performing assets amounted to $3.7 million, or 3.62% of total assets at September 30, 2010 compared to $1.8 million, or 1.96% of total assets at December 31, 2009.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At September 30, 2010	At December 31, 2009
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$7,062	$5,420
Investment in interest-earning time deposits	6,762	3,153
Investment securities available for sale (cost-2010 $3,277; 2009 $1,001)	3,307	1,002
Mortgage-backed securities held to maturity (fair value-2010 $6,643; 2009 $8,142)	6,186	7,731
Loans receivable, net of allowance for loan losses
September 30, 2010: $921; December 31, 2009: $835	74,777	72,728
Accrued interest receivable	422	397
Investment in FHLB stock, at cost	797	797
Bank premises and equipment, net	1,076	1,092
Other real estate owned, net	1,198	913
Prepaid expenses and other assets	611	704
Total Assets	$102,198	$93,937

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$79,139	$68,252
Federal Home Loan Bank advances and other borrowings	6,028	7,292
Accrued interest payable	103	117
Advances from borrowers for taxes and insurance	479	763
Accrued expenses and other liabilities	252	127
Total Liabilities	86,001	76,551

Stockholders’ Equity	16,197	17,386
Total Liabilities and Stockholders’ Equity	$102,198	$93,937

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest Income	$ 1,421	$ 1,360	$ 4,054	$ 4,081
Interest Expense	494	613	1,466	1,885
Net Interest Income	927	747	2,588	2,196
Provision for Loan Losses	29	44	86	129
Net Interest Income after Provision for Loan Losses	898	703	2,502	2,067
Non-Interest Income	89	64	236	108
Non-Interest Expense	702	539	1,970	1,617
Income before Income Taxes	285	228	768	558
Income Taxes	112	89	303	220
Net Income	$ 173	$ 139	$ 465	$ 338

Per Common Share Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Earnings per share - basic	$0.17	$0.12	$0.44	$0.29
Average shares outstanding - basic	1,014,681	1,158,177	1,060,602	1,171,563
Earnings per share - diluted	$0.17	$0.12	$0.44	$0.29
Average shares outstanding – diluted	1,016,299	1,158,427	1,064,789	1,171,824

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.88%	5.99%	5.79%	6.13%
Average rate on interest-bearing liabilities	2.35%	3.17%	2.43%	3.38%
Average interest rate spread	3.53%	2.82%	3.36%	2.75%
Net interest margin	3.84%	3.29%	3.70%	3.30%
Average interest-earning assets to average interest-bearing liabilities	115.04%	117.62%	116.16%	119.46%
Efficiency ratio	69.09%	66.46%	69.76%	70.18%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	3.35%	0.91%	3.35%	0.91%
Non-performing assets as a percent of total assets	3.62%	1.69%	3.62%	1.69%
Allowance for loan losses as a percent of non-performing loans	36.81%	124.38%	36.81%	124.38%
Allowance for loan losses as a percent of total loans receivable	1.22%	1.12%	1.22%	1.12%

(1) Asset quality ratios are end of period ratios.